                                                                   EXHIBIT 11.1

               STATEMENT REGARDING THE COMPUTATION OF NET INCOME
                    PER COMMON AND COMMON EQUIVALENT SHARES

                                                               FOR THE SIX
                         FOR THE YEARS ENDED DECEMBER 31, MONTHS ENDED JUNE 30,
                         -------------------------------- ---------------------
                            1996       1995       1994       1997       1996
                         ---------- ---------- ---------- ---------- ----------
Historical--primary
 (1):
  Weighted average
   issued common stock
   outstanding.........   5,764,082  5,776,916  5,534,926  5,772,648  5,758,520
  Weighted average
   common stock
   equivalents (2).....     250,427    250,427    250,427    250,427    250,427
                         ---------- ---------- ---------- ---------- ----------
Weighted average number
 of common and common
 equivalent shares
 outstanding...........   6,014,509  6,027,343  5,785,353  6,023,075  6,008,947
                         ========== ========== ========== ========== ==========
Net income.............  $3,244,336 $2,026,229 $1,059,940 $2,053,043 $1,625,398
                         ========== ========== ========== ========== ==========
Net income per
 share(3)..............  $     0.54 $     0.34 $     0.18 $     0.34 $     0.27
                         ========== ========== ========== ========== ==========

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(1) All common and common equivalent share amounts have been restated to reflect a 3.5-for-1 split approved by the Company on June 26, 1997 and effected on August 7, 1997.

(2) Includes common stock equivalents associated with any Company stock options issued one year prior to the expected public offering date of September 1997. In accordance with Staff Accounting Bulletin Topic 4-D, for all periods presented, the effect of such equivalents was computed under the treasury stock method, assuming the repurchase of such options by the Company at an assumed offering price of $11.00 per share.

(3) Fully diluted net income per common and common equivalent share is not presented as it was the same for all periods presented.